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                                                                   EXHIBIT 3.3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                           CERTIFICATE OF DESIGNATIONS
                                       OF
                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                       OF
                        LEAP WIRELESS INTERNATIONAL, INC.

                Leap Wireless International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

                FIRST: That pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, and
Section 1 of the Certificate of Designations of Series A Junior Participating Preferred Stock of the Corporation (the "Certificate of Designations"), the Board of Directors of the Corporation duly adopted resolutions approving an amendment to the Certificate of Designations to increase the number of shares designated as Series A Junior Participating Preferred Stock from 75,000 to 300,000.

                SECOND: That the Certificate of Designations is hereby amended by striking out Section 1 thereof and by substituting in lieu of said Section 1, the following new Section 1:

                "Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; PROVIDED, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock."

                THIRD: That said amendment was duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation.


Dated:  April 19, 2001                      /s/ JAMES E. HOFFMANN
                                            ------------------------------------
                                            James E. Hoffmann
                                            Senior Vice President, General
                                            Counsel and Secretary